Exhbit 99.1

Red Rock Resorts Announces Third Quarter 2021 Results

LAS VEGAS, Nov. 2, 2021 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the third quarter ended September 30, 2021.

During the third quarter the Company continued to operate its Red Rock, Green Valley Ranch, Santa Fe Station, Boulder Station, Palace Station and Sunset Station properties, together with its Wildfire Properties, while Palms Casino Resort, Texas Station, Fiesta Rancho and Fiesta Henderson remained closed during the quarter.

Third Quarter Results

  Net revenues were $414.8 million for the third quarter of 2021, an increase of 17%, or $61.6 million, from $353.2 million for the same period of 2020.
  Net income was $117.9 million for the third quarter of 2021, an increase of 64% or $45.9 million, from $72.0 million for the same period of 2020.
  Adjusted EBITDA(1) was $184.5 million for the third quarter of 2021, an increase of 15% or $23.6 million from $160.9 million in the same period of 2020.

Las Vegas Operations

  Net revenues from Las Vegas operations were $412.7 million for the third quarter of 2021, an increase of 29%, or $91.9 million, from $320.8 million in the same period of 2020.
  Adjusted EBITDA from Las Vegas operations was $197.9 million for the third quarter of 2021, an increase of 40% or $56.2 million, from $141.7 million in the same period of 2020.

Balance Sheet Highlights

The Company's cash and cash equivalents at September 30, 2021 were $89.9 million and total principal amount of debt outstanding at the end of the third quarter was $2.68 billion.

Share Repurchase Program

The Company's Board of Directors has authorized an increase in the Company's share repurchase program from $150 million to $300 million, which gives the Company over $173 million of repurchase capacity.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 8613587. A replay of the call will be available from today through November 9, 2021 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations. Adjusted EBITDA includes net income (loss) plus depreciation and amortization, share-based compensation, write-downs and other charges, net, asset impairment, losses from assets held for sale, interest expense, net, (gain) loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts is a holding company that owns an indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns Palms Casino Resort, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel and Fiesta Henderson Casino Hotel, which have been closed since March 2020, and owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as "will", "might", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "would", "target", "project", "intend", "plan", "seek", "estimate", "pursue", "should", "may" and "assume", or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, our ability to consummate the sale of the Palms, the extent and duration of the impact of the COVID-19 pandemic on the Company's business, financial results and liquidity; the duration of the closure of the Company's properties that have not yet reopened; the impact and cost of new operating procedures implemented at the Company's properties in response to the COVID-19 pandemic; the impact of actions that the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic; the impact of the COVID-19 pandemic, and resulting unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies (including the current government-mandated operational restrictions); risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in the Company's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

INVESTORS:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

MEDIA:
Michael J. Britt
Michael.Britt@redrockresorts.com
(702) 495-3693

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating revenues:
Casino	$ 288,983	$ 239,866	$ 853,133	$ 523,741
Food and beverage	64,794	45,855	176,551	149,171
Room	39,519	22,068	100,613	67,635
Other	21,070	14,487	56,267	42,290
Management fees	403	30,902	8,981	56,199
Net revenues	414,769	353,178	1,195,545	839,036
Operating costs and expenses:
Casino	70,985	57,659	204,501	172,559
Food and beverage	51,908	40,356	141,844	155,266
Room	15,122	11,147	40,863	38,222
Other	6,769	4,918	18,102	17,610
Selling, general and administrative	92,602	79,491	255,602	245,996
Depreciation and amortization	34,025	57,297	124,440	173,755
Write-downs and other charges, net	463	1,400	2,158	25,673
Asset impairment	-	-	167,777	-
	271,874	252,268	955,287	829,081
Operating income	142,895	100,910	240,258	9,955
Earnings from joint ventures	774	658	2,397	288
Operating income and earnings from joint ventures	143,669	101,568	242,655	10,243

Other (expense) income:
Interest expense, net	(25,311)	(29,798)	(78,192)	(99,836)
Gain (loss) on extinguishment/modification of debt, net	-	482	(8,140)	235
Change in fair value of derivative instruments	(1)	(108)	(215)	(21,368)
Other	(67)	(100)	(233)	(262)
	(25,379)	(29,524)	(86,780)	(121,231)
Income (loss) before income tax	118,290	72,044	155,875	(110,988)
Provision for income tax	(354)	-	(1,152)	(113,185)
Net income (loss)	117,936	72,044	154,723	(224,173)
Less: net income (loss) attributable to noncontrolling interests	46,688	28,410	61,539	(44,066)
Net income (loss) attributable to Red Rock Resorts, Inc.	$ 71,248	$ 43,634	$ 93,184	$ (180,107)

Earnings (loss) per common share:
Earnings (loss) per share of Class A common stock, basic	$ 1.03	$ 0.62	$ 1.33	$ (2.56)
Earnings (loss) per share of Class A common stock, diluted	$ 0.93	$ 0.56	$ 1.21	$ (2.56)

Weighted-average common shares outstanding:
Basic	69,042	70,824	69,988	70,436
Diluted	116,436	117,044	117,232	70,436

Dividends declared per common share	$ -	$ -	$ -	$ 0.10

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income (Loss) to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues
Las Vegas operations	$ 412,694	$ 320,765	$ 1,181,921	$ 778,250
Native American management	205	30,718	8,292	55,872
Reportable segment net revenues	412,899	351,483	1,190,213	834,122
Corporate and other	1,870	1,695	5,332	4,914
Net revenues	$ 414,769	$ 353,178	$ 1,195,545	$ 839,036

Net income (loss)	$ 117,936	$ 72,044	$ 154,723	$ (224,173)
Adjustments
Depreciation and amortization	34,025	57,297	124,440	173,755
Share-based compensation	3,325	633	9,439	8,275
Write-downs and other charges, net	463	1,400	2,158	25,673
Asset impairment	-	-	167,777	-
Losses from assets held for sale	2,990	-	4,431	-
Interest expense, net	25,311	29,798	78,192	99,836
(Gain) loss on extinguishment/modification of debt, net	-	(482)	8,140	(235)
Change in fair value of derivative instruments	1	108	215	21,368
Provision for income tax	354	-	1,152	113,185
Other	118	99	662	262
Adjusted EBITDA	$ 184,523	$ 160,897	$ 551,329	$ 217,946

Adjusted EBITDA
Las Vegas operations	$ 197,905	$ 141,670	$ 581,174	$ 198,060
Native American management	205	29,826	7,809	52,634
Corporate and other	(13,587)	(10,599)	(37,654)	(32,748)
Adjusted EBITDA	$ 184,523	$ 160,897	$ 551,329	$ 217,946